TECH/OPS SEVCON, INC.

155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772
TELEPHONE (508) 281-5510

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting of the stockholders of Tech/Ops Sevcon, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at 5:00 p.m. on Tuesday, January 22, 2008, for the following purposes:

1. To elect two directors to hold office for a term of three years.

2. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 14, 2007 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By order of the Board of Directors,

MATTHEW C. DALLETT
Secretary

Dated December 27, 2007

PROXY STATEMENT

Approximate Date of Mailing: December 27, 2007

INFORMATION CONCERNING THE PROXY SOLICITATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Tech/Ops Sevcon, Inc. (the “Company”) for use at the annual meeting of stockholders of the Company to be held on Tuesday, January 22, 2008, at 5:00 p.m. at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or e-mail. Forms of proxies and proxy material will also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to beneficial owners.

On December 14, 2007, the Company had outstanding 3,257,702 shares of Common Stock, $.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting. Stockholders of record at the close of business on December 14, 2007 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as to the ownership of the Company’s Common Stock as of December 14, 2007 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors and nominees for director is shown in the table on pages 4 and 5 below.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Dr. Marvin G. Schorr 330 Beacon Street Boston, MA 02116	365,278(2)	11.2%

Mario J. Gabelli / GGCP, Inc. / GAMCO Investors, Inc. (3) One Corporate Center Rye, NY 10580-1435	283,200	8.7%

Bernard F. Start Dotland Grange Hexham, NE46 2JY, United Kingdom	243,477(2)	7.5%

Wachovia Corporation Wachovia Securities LLC (4) One Wachovia Center Charlotte NC 28288-0137	228,450	7.0%

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Paul D. Sonkin / Hummingbird Management LLC / Hummingbird Capital, LLC (5) 460 Park Avenue, 12th Floor New York, New York 10022	211,925	6.5%

Paul A. McPartlin Tech/Ops Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	85,793(6)	2.6%

Matthew Boyle Tech/Ops Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	54,400(7)	1.7%

Paul N. Farquhar Tech/Ops Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	17,000	(#)

All current executive officers and directors as a group (9 persons)	891,428(8)	27.4%

(#) Less than 1%

(1)	Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed.

(2)	Includes 5,000 shares subject to stock options exercisable within sixty days.

(3)
As reported on Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on October 30, 2007, each of Mr. Gabelli, GGCP, Inc. and GAMCO Investors, Inc. is the beneficial owner of the shares shown, which are held in investment advisory accounts of various subsidiaries of GAMCO Investors, Inc. Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc., has sole voting and investment power with respect to 120,000 of such shares.

(4)	As reported on Schedule 13G/A filed with the SEC on February 6, 2007, Wachovia Securities LLC, a subsidiary of Wachovia Corporation, is an investment adviser to clients who own the shares shown.

(5)
As reported on Schedule 13D/A filed with the SEC on May 7, 2007, Mr. Sonkin is the managing member and control person of Hummingbird Management, LLC and of Hummingbird Capital, LLC, which are the investment manager and general partner, respectively, of two investment funds that hold the shares shown. Hummingbird Management, LLC and Hummingbird Capital, LLC each disclaims beneficial ownership of such shares.

(6)	Includes 7,000 shares subject to stock options exercisable within sixty days.

(7)	Includes 18,000 shares subject to stock options exercisable within sixty days.

(8)	Includes 47,000 shares subject to stock options exercisable within sixty days.

ELECTION OF DIRECTORS

Board of Directors and Nominees for Election

The Company’s Board of Directors has fixed the number of directors at seven. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The terms of two of the Company’s current directors, Matthew Boyle and Paul O. Stump, expire at the annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Messrs. Boyle and Stump for re-election to new three-year terms. Each nominee has consented to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee should become unavailable for election, the proxies will be voted for another nominee selected by the Board.

Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election.

The following table contains information on the nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor Tech/Ops, Inc. Since	No. of Common Shares of the Company Owned Beneficially on December 14, 2007 and Percent of Class (+)

*Matthew Boyle (4) Age - 45	2008	President and Chief Executive Officer of the Company since November 1997. Vice President and Chief Operating Officer of the Company from November 1996 to November 1997.	1997	54,400 (1.7%) (1)
Maarten D. Hemsley (5)(6) Age - 58	2010	Chief Financial Officer (until August 2007) and a director since 1988 of Sterling Construction Company, Inc., a NASDAQ listed Texas-based civil construction company. Senior fund manager at North Atlantic Value LLP, part of the J. O. Hambro Capital Management Group, London, England. President of Bryanston Management Ltd., a specialized financial services company, since 1993. Director of a number of UK privately-held companies.	2003	8,000 (#) (2)

Name	Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company or its Predecessor Tech/Ops, Inc. Since	No. of Common Shares of the Company Owned Beneficially on December 14, 2007 and Percent of Class (+)

Paul B. Rosenberg (5)(7) Age – 75	2009	Former Treasurer of the Company.	1988	95,480 (2.9%) (3)
Dr. Marvin G. Schorr (4)(6)(7) Age – 82	2010	Chairman of the Company’s Board of Directors from January 1988 until January 2005. Prior to that, Chairman of the Board of Directors and President of Tech/Ops, Inc., the Company’s predecessor. Also a director emeritus of Brooks Automation, Inc.	1951	365,278 (11.2%) (3)
Bernard F. Start Age – 69	2009	Vice-Chairman of the Board since November 1997. President and Chief Executive Officer of the Company from January 1988 to November 1997.	1988	243,477 (7.5%) (3)
David R. A. Steadman (4)(5)(7) Age – 70	2010	Chairman of the Company’s Board of Directors since January 2005. President of Atlantic Management Associates, Inc., a management services firm, since 1988. Director of Aavid Thermal Technologies, Inc., a director of Sterling Construction Company, Inc. and a director of several privately held companies.	1997	16,000 (#) (3)
*Paul O. Stump (5)(6) Age – 55	2008	Former President and Chief Executive Officer of Telequip Corporation.	2005	6,000 (#)

(+)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(#)	Less than 1%

(1)	Includes 18,000 shares subject to stock options exercisable within sixty days.

(2)	Includes 2,000 shares subject to stock options exercisable within sixty days.

(3)	Includes 5,000 shares subject to stock options exercisable within sixty days.

(4)	Member of the Executive Committee.

(5)	Member of the Audit Committee.

(6)	Member of the Compensation Committee.

(7)	Member of the Nominating and Governance Committee.

Director Independence

The Board has determined that all directors, other than Mr. Boyle, are independent under the American Stock Exchange rules, based on information known to the Company and on the annual questionnaire completed by each director. The Company may from time to time have arms-length commercial dealings with companies of which its directors may be officers and/or directors. To the Company’s knowledge, during fiscal 2007, there were no such dealings and none of the independent directors had any other business, financial, family or other type of relationship with the Company or its management other than as a director and stockholder.

Board Meetings

During the fiscal year ended September 30, 2007, the Board of Directors held a total of seven meetings. The Board regularly holds meetings at which only independent directors are present. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All of the Board members attended the annual meeting of stockholders in 2007.

Communications to the Board

Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent, as defined by Securities and Exchange Commission rules and American Stock Exchange listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: www.techopssevcon.com.

Audit Committee. The Audit Committee is composed of four directors. The Board has determined that at least one of the members of the Committee, Mr. Rosenberg, is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company’s independent auditors, approves any engagement of the independent auditors to perform non-audit services, and oversees the Company’s internal accounting and financial controls. It reviews the audited financial statements and discusses them, as well as the adequacy and quality of the Company’s financial reporting principles and procedures, with management and the auditors together and in separate executive sessions. It also reviews and approves related person transactions, as described on page 16. The Audit Committee met seven times during the fiscal year ended September 30, 2007. The Committee’s report appears on page 15.

Compensation Committee. The Compensation Committee is composed of three directors. Generally all compensation and fringe benefit programs of the Company are subject to the review and approval of the Committee, which also reviews and determines the base salary and incentive compensation of the executive officers and a group of senior managers, as well as grants of equity compensation to all employees. The Chief Executive Officer provides a detailed performance assessment and compensation recommendation for each executive officer (other than himself), which the Committee considers in making its decisions. The Compensation Committee usually makes annual equity grants to executives in its December meeting each year. Other compensation decisions are made throughout the year as circumstances warrant and as described in detail in “Compensation Discussion and Analysis” on page 9. All compensation actions taken by the Committee are reported to the full Board of Directors, and are subject to the approval of the Board, excluding management. The Committee did not use the services of any compensation consultants during the past fiscal year.

    The Committee also reviews and makes recommendations to the Board on director compensation and equity awards, on policies and programs for the development of management personnel, as well as management structure and organization. The Compensation Committee met three times during the fiscal year ended September 30, 2007. Its report appears on page 11.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of three directors. It considers nominations to the Board and recommends to the Board of Directors’ action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The Nominating and Governance Committee met once during the fiscal year ended September 30, 2007.

Director Nominations

In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s strategic needs.

The minimum qualifications for director nominees are that they:

a)	be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

b)	not hold positions or interests that conflict with their responsibilities to the Company,

c)	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with American Stock Exchange independence rules.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Director Compensation

Directors of the Company (except Mr. Boyle) are each paid $18,000 per year for their services. Mr. Steadman, the Chairman of the Board of Directors, and each committee chairman, Mr. Rosenberg (Chairman of the Audit Committee), Mr. Hemsley (Chairman of the Compensation Committee) and Dr. Schorr (Chairman of the Nominating and Governance Committee) receives an additional $3,000 per year.

    Consistent with past practice, the Compensation Committee granted 2,000 shares of restricted stock to each of the non-employee directors on January 23, 2007. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. Such restricted shares will fully vest the day before the 2008 annual meeting of stockholders or, if earlier, upon the recipient’s death or disability or upon a change in control of the Company. If the recipient’s service as a director of the Company is terminated for any reason other than the recipient’s death or disability, any unvested shares will be forfeited and returned to the Company, unless the Committee determines otherwise in its discretion.

The following table shows compensation paid to all non-employee directors who served during fiscal 2007:

Name	Fees Earned or Paid in Cash $	Stock Awards (1)(2) $	Option Awards (1)(2) $	Change in Pension Value $	Total $
Maarten D. Hemsley	20,500	14,017	1,580	-	36,097
Paul B. Rosenberg	20,500	14,017	-	1,467 (3)	35,984
Marvin G. Schorr	20,500	14,017	-	-	34,517
Bernard F. Start	17,500	14,017	-	-	31,517
David R.A. Steadman	20,500	14,017	-	-	34,517
Paul O. Stump	17,500	14,017	-	-	31,517

(1) Represents the compensation expense incurred by the Company relating to restricted stock awards and stock options held by the director during fiscal 2007, determined in accordance with FAS 123(R) using the assumptions described in Note (1) E to the Company’s Financial Statements included in the fiscal 2007 Form 10-K, which assumed that there would be no forfeitures of awards.
(2) The grant date fair value of the award of restricted stock in fiscal 2007 was $15,310 per person. As of September 30, 2007, the non-employee directors held restricted stock and options as follows:

	Restricted Stock			Outstanding Options
Name	# Shares	Fair Value per share on date of grant	Fair Value on date of grant	# Shares	# Shares vested	Price/Share	Term	Expires
Maarten D. Hemsley	2,000	7.655	$15,310	5,000	2,000	$ 5.4000	10 years	2013
Paul B. Rosenberg	2,000	7.655	$15,310	5,000	4,500	$15.1875	10 years	2008
Marvin G. Schorr	2,000	7.655	$15,310	5,000	4,500	$15.1875	10 years	2008
Bernard F. Start	2,000	7.655	$15,310	5,000	4,500	$15.1875	10 years	2008
David R.A. Steadman	2,000	7.655	$15,310	5,000	4,500	$15.1875	10 years	2008
Paul O. Stump	2,000	7.655	$15,310	-	-	-	-	-

(3) Mr. Rosenberg is a participant in the Company’s Director’s Retirement Plan, which was terminated in 1997.

Stock Ownership Policy

    In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director is required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price, of his Company stock after the sale would be below his designated ownership level. The Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee (the “Committee”) administers the Company’s Key Executive compensation program (the “Program”) for the executive officers named in the Summary Compensation Table on page 12 (Named Executive Officers (“NEO”)) and a group of senior managers. In 2004 the Board adopted a set of Equity Compensation Guidelines (the “Equity Guidelines”) to assist the Committee in assessing criteria for and levels of equity compensation.

The Committee uses different compensation elements to align the interests of the executives with those of our stockholders, to motivate and retain employees by rewarding good performance. In most cases the types of compensation awarded fulfill more than one objective. The Committee believes that the combination of targeted short and long-term compensation is the best method for compensating its executive officers and senior managers to promote excellence, long-term commitment and team performance. The elements of compensation for key executives include salary, annual bonus, equity compensation, pension and other benefits.

Objectives

The Program objectives are:

•	To recognize and reward good performance of individuals in any one fiscal year

•	To align the motivation of employees with the interests of the stockholders

•	To retain the skills, experience and knowledge of excellent employees

Performance

The Committee measures the performance of the business and executives regularly. It sets salaries and bonuses at levels which it believes, through its research and the Committee members’ judgment, are competitive and recognize good performance.

•
Executive salaries are determined based upon business and individual performance, level of responsibility, experience and industry comparables. The Committee reviews these salaries annually and measures them against compensation data obtained from published compensation surveys. The Company’s NEOs are based in the United Kingdom; accordingly the industry comparables and compensation surveys are mainly UK based, but there are inherent limitations in making precise comparisons because of differences in the size, nature and location of companies within the published survey. The Committee generally sets the salaries of the Company's NEOs at or close to the mid-range of the salaries of the companies reported by these surveys.

•
Executive bonus is determined each year after the financial performance of the businesses is known. The bonus is discretionary and is based upon achievement of the Company’s financial objectives for the year and the individual’s performance against previously agreed personal goals. The cash bonuses may, at the discretion of the Committee, include an element to cover the tax obligations arising on the vesting of restricted stock

Alignment

The Board and Committee wish to promote longer-term thinking and to align the benefits gained by the executives to those attained by stockholders in both good and bad times.

•	The Equity Guidelines adopted by the Board articulate the goals and considerations the Committee takes into account in determining equity compensation awards, as detailed further below.

•
The Company uses equity compensation as an important incentive to motivate NEOs and other key employees for improved long-term performance of the Company and to align their interests with those of the stockholders. The Equity Guidelines provide for awards of restricted stock and other forms of equity compensation.

•
One aim of the Equity Guidelines, over the long term, is to target the market value of equity holdings of the chief executive and chief financial officers at greater than twice their annual cash compensation.

•
In adopting the Equity Guidelines, the Board also established a target level of stock ownership for other senior managers equal to annual cash compensation. Grants of restricted stock are intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement.

Retention

The Committee seeks to retain key executives using a combination of competitive salaries and equity. The major component of this element of compensation is equity.

•
The retention element is implemented through making grants of equity, which vest over time. Grants of options and restricted stock are designed to vest in tranches over a defined period. Options usually vest over five or ten years and have a time limit for exercise of 10 years. Restricted stock usually vests over a five year period. The vesting criteria stipulate that the employee will gain the full value of any grant under the plan should they continue to be an employee of the Company throughout the vesting period.

Other benefits

All employees may participate in the following benefit plans upon the attainment of certain entrance requirements:

•	UK employees may participate in the Company’s UK pension plan, to which both the Company and the employee make contributions.

•	US employees may participate in the Company’s US pension plan, which is funded by the Company.

•	Senior managers in the UK receive private medical coverage which is a taxable benefit to the employee.

•	US employees may participate in a contributory medical plan.

Performance of the NEOs

    In line with considering the compensation objectives, performance criteria and Equity Guidelines described above, as well as the industry comparables, the Committee reviewed the individual performance of the senior management group consisting of the CEO, CFO and Principal Accounting Officer early in the fiscal year to determine annual salaries, and again after the end of the fiscal year to determine annual bonuses. Mr. Boyle’s salary was increased by 5% for fiscal 2007 reflecting inflation and to maintain his salary in line with industry comparables. Based on his performance during fiscal 2006, especially including the successful implementation of a Company-wide financial accounting system, and on the Committee’s desire to compensate him at the average salary for comparable positions in the area of the Company’s headquarters, Mr. McPartlin’s salary was increased by 10% for fiscal 2007. In April 2007 the Company recruited Mr. Paul N. Farquhar as Principal Accounting Officer at an annual salary of £90,000.

    The Committee determined to grant the NEOs cash bonuses after year-end in the amounts shown in the Summary Compensation Table in recognition of performance against their individual targets, and the financial performance of the Company as a whole. In order to encourage the NEO’s to retain restricted stock on vesting, these cash bonuses also included amounts to meet tax liabilities arising from the vesting of restricted stock in December 2007.

Shortly after joining the Company the Committee awarded Mr. Farquhar 2,000 shares of restricted stock, which vested in December 2007.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,
Maarten D. Hemsley, Chairman
Marvin G. Schorr
Paul O. Stump

Compensation Tables

The following tables provide information for the last fiscal year concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year.

Fiscal 2007 Summary Compensation Table

Name and principal position	Year	Salary (1) (£)($)	Bonus (1) (£)($)	Stock Awards (2) ($)	Option Awards (2) ($)	Change in Pension Value (1) ($)	All Other Compensation (1) ($)	Total ($)
Matthew Boyle President and Chief Executive Officer	2007	£141,100 $279,308	£35,183 $71,668	$32,283	$13,232	£37,000 $75,369	£ 804 $1,575	$ 473,435
Paul A. McPartlin Vice President and Chief Financial Officer	2007	£ 91,375 $180,927	£14,697 $29,938	$5,662	$ 2,049	£78,000 $158,886	£1,532 $3,003	$ 380,465
Paul N. Farquhar Vice President, Treasurer and Principal Accounting Officer	2007	£ 45,000 $ 90,578	£12,394 $25,247	$10,588	-	- -	£ 434 $ 882	$127,295

(1) Messrs. Boyle, McPartlin and Farquhar are residents of the United Kingdom and receive their non-equity compensation in British Pounds, as well as participating in the Company’s U.K. pension plan. The table sets out their non-equity compensation and change in pension value in both British Pounds (£) and in US Dollars ($) translated at the exchange rates (ranging from $1.90 to 2.04) in force on the respective payment dates.
(2) The amounts shown in these columns do not reflect compensation actually received by the executive officer. Instead, they represent the compensation expense incurred by the Company relating to restricted stock awards and stock options, respectively, held by the officer during fiscal 2007. These amounts are determined in accordance with FAS 123(R) using the assumptions described in Note (1) E to the Company’s financial statements included in the fiscal 2007 Form 10-K, except that no forfeitures of awards have been assumed.

Fiscal 2007 Grants of Plan-Based Awards

Name	Grant Date	Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards
Paul N. Farquhar	4/24/07	2,000	$16,940

(1) These shares of restricted stock vested in full on December 7, 2007, the third business day after the Company publicly announced its financial results for fiscal 2007. Dividends are paid on shares of restricted stock at the same rate as on all other outstanding shares.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have not Vested (#)	Market Value of Shares that Have not Vested ($)(X)
Matthew Boyle	18,000	2,000(1)	$13.75	Nov 13, 2007
Matthew Boyle	7,000	3,000(2)	$10.63	Nov 1, 2009
Matthew Boyle	5,000	5,000(3)	$ 9.60	Nov 6, 2011
Matthew Boyle	8,000	12,000(4)	$ 4.37	Apr 30, 2013
Matthew Boyle					9,000(5)	$78,300
Matthew Boyle					12,000(6)	$104,400
Paul A. McPartlin	5,000	-	$10.91	Jan 26, 2010
Paul A. McPartlin	-	2,000(7)	$ 4.37	Apr 30, 2013
Paul A. McPartlin					3,000(8)	$26,100
Paul N. Farquhar	-	-	-	-	2,000(9)	$17,400
(1) The shares subject to this option vest on November 13, 2007.
(2) The shares subject to this option vest at 1,000 shares per year, beginning on November 1, 2007 until October 30, 2009
(3) The shares subject to this option vest at 2,000 shares per year, beginning on April 30, 2008 until April 29, 2013.
(4) The shares subject to this option vest at 1,000 shares per year, beginning on November 6, 2007 until November 5, 2013.
(5) These shares of restricted stock vest as to 3,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2007 and 2008 and the earlier of November 21, 2009, or the third business day after the Company publicly announces its financial results for fiscal 2009.
(6) These shares of restricted stock vest as to 3,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2007, 2008 and 2009 and the earlier of December 5, 2010, or the third business day after the Company publicly announces its financial results for fiscal 2010.
(7) The shares subject to this option vest at 1,000 shares per year on April 30, 2008 until April 30, 2009. The Compensation committee has determined that the vesting of this option will be accelerated on Mr. McPartlin’s retirement from the Company which is expected to take place in January 2008.
(8) These shares of restricted stock vest as to 1,000 shares per year on the third business day after the Company publicly announces its financial results for fiscal 2007 and 2008 and the earlier of November 21, 2009, or the third business day after the Company publicly announces its financial results for fiscal 2009. The Compensation committee has determined that the vesting of this restricted stock will be accelerated on Mr. McPartlin’s retirement from the Company which is expected to take place in January 2008.
(9) These shares of restricted stock vested in full on December 7, 2007, the third business day after the Company publicly announced its financial results for fiscal 2007.
(X)	Based on the closing sale price ($8.70) of the common stock on September 28, 2007, the last trading day of the fiscal year.

Option Exercises and Stock Vested during Fiscal 2007

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Matthew Boyle	-	-	6,000	$44,100
Paul A. McPartlin	8,000	$55,200	1,000	$ 7,350

(1) The difference between the average of the high and low sale price of the common stock on the day of exercise and the respective option exercise price, multiplied by the number of shares.
(2) The average of the high and low sale price of the common stock on the day of vesting multiplied by the number of shares.

Pension Benefits Table

The executive officers participate in the Company’s U.K. Retirement Plan, a defined benefit plan, under which benefits at retirement (normally, age 65) are based upon 1/60th of final U.K. - base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. - base salary. The employee contributes 6% of base salary, with the balance of the cost being met by the Company. Benefits under the U.K. Retirement Plan are computed solely on the U.K. base salary of participants, exclusive of bonuses, incentive and other compensation, and are not reduced on account of U.K. Social Security entitlement. The compensation of Messrs. Boyle, McPartlin, and Farquhar is entirely U.K. based. A spouse’s pension of 50% of the employee’s pension is payable beginning at the death of the employee either before or during retirement. Pension payments escalate by at least 3% per year, compounded, and at a higher rate in certain circumstances. The following table sets forth information concerning the accumulated benefit of each officer employee pursuant to the U.K. Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (£)($)(1)(2)	Payments During Last Fiscal Year (£)($)
Matthew Boyle	Sevcon Ltd Pension Plan	10	£ 218,000 $ 444,066	-
Paul A. McPartlin	Sevcon Ltd Pension Plan	31	£ 699,000 $1,423,863	-
Paul N.Farquhar(3)	Sevcon Ltd Pension Plan	-	-	-

(1) The valuation method and assumptions used to calculate these amounts are those used for financial reporting purposes, as discussed in Note 7 to the Company’s financial statements included in the fiscal 2007 Form 10-K, except that each officer’s retirement age is assumed to be the normal retirement age as defined in the plan.
(2) Pension benefits are accrued and paid in British Pounds (£). This column also provides the US Dollars ($) equivalent, translated at the exchange rate ($2.04) in force on September 30, 2007, the pension plan measuring date used for financial reporting purposes with respect to the Company’s financial statements for fiscal 2007.
(3) Mr. Farquhar joined the UK Pension plan on October 1, 2007 and therefore had no benefits accrued at September 30, 2007.

Potential Payments upon Termination or Change in Control

Upon a change in control of the Company, whether or not the officer’s employment is terminated, vesting of shares of restricted stock and unvested stock options held by each officer would accelerate. (For this purpose, a "change in control" means a change in control of the Company that would be required by SEC rules to be reported in the Company’s proxy statement, including the acquisition by any person of beneficial ownership of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.) The value of this accelerated vesting for each officer, assuming that a change of control had occurred on September 30, 2007, would have been as follows: Mr. Boyle ($234,660), Mr. McPartlin ($34,760) and Mr. Farquhar ($17,400). These amounts consist of (i) the value of the shares of restricted stock for which vesting accelerated, based on the $8.70 closing sale price of the Company’s common stock on September 28, 2007, plus (ii) the difference between the exercise prices of the options for which vesting accelerated and $8.70, multiplied by the respective numbers of option shares. Pursuant to their employment contracts, each of Mr. Boyle, Mr. McPartlin and Mr. Farquhar would be entitled to a minimum of 3 months pay on termination of employment. This amounts to £35,700 ($72,721) for Mr. Boyle, £23,375 ($47,615) for Mr. McPartlin and £22,500 ($45,833) for Mr. Farquhar. The Company has no other arrangements with any executive officer to provide any other severance or benefits upon termination of employment or a change in control.

AUDIT COMMITTEE REPORT

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2007, (ii) discussed with Vitale, Caturano & Company, Ltd., the Company’s independent auditors, the matters required to be discussed by Statement on Accounting Standard No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from Vitale, Caturano & Company, Ltd., required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Vitale, Caturano & Company, Ltd., its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2007 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Paul B. Rosenberg, Chairman
Maarten D. Hemsley
David R. A. Steadman
Paul O. Stump

AUDITORS

The Audit Committee of the Board of Directors appointed Vitale, Caturano & Company, Ltd. (VCC) as the Company’s independent registered public accounting firm to conduct the audit of the Company’s financial statements for fiscal 2007 and to provide audit and certain non-audit services during fiscal 2008. Representatives of VCC are expected to be present at the meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Company’s principal accountant (including fees billed by other members of Baker Tilly International), for each of the last two fiscal years are set out below:

	(in thousands)
	2007	2006
Audit fees	$165	$152
Audit-related fees	6	5
Tax fees	23	24
All other fees	11	-
Total	$205	$181

The audit-related fees in fiscal 2007 relate primarily to the audit of the pension plan for the Company’s UK subsidiary. The audit-related fees in fiscal 2006 relate primarily to reviews of the Company’s internal controls and the audit of the pension plan for the Company’s UK subsidiary. The tax fees are for the filing of the Company’s tax returns in both the United States and the United Kingdom and in both years also include fees for tax advice on employee benefits. The other fees disclosed above are for advice in relation to indirect taxes and employment taxes.

All of the above fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

The fees above include fees billed by VCC (the Company’s principal accountant), an independent member of Baker Tilly International, as well as fees billed by independent Baker Tilly International members in the United Kingdom and France relating to the United Kingdom and French subsidiaries of the Company.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board of Directors is charged with the review and oversight of any transaction involving the Company in which any of the directors or executive officers, any nominee for director, or any of their immediate family members has a direct or indirect material interest. The Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining whether the related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions of which it is informed and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to a related person will be disclosed in our proxy statement. In the course of its review of a related person transaction, the Audit Committee will consider the nature of the person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other factors the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

During fiscal 2007, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Audit Committee for approval.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the annual meeting in 2009, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than August 29, 2008.

ADVANCE NOTICE PROVISIONS FOR
STOCKHOLDER PROPOSALS AND NOMINATIONS

The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to our last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements.

OTHER BUSINESS

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated December 27, 2007

PROXY

TECH/OPS SEVCON, INC.

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders
to be held January 22, 2008

The undersigned, revoking all prior proxies, appoints Paul B. Rosenberg, Paul A. McPartlin and Matthew C. Dallett and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Tech/Ops Sevcon, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held January 22, 2008 at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts at 5:00 p. m. and at any adjournments thereof.

Please complete, sign and date on reverse side and mail in enclosed envelope.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors for three-year terms:

This proxy will be voted FOR all nominees for Director if no contrary instructions are given. The proxies are authorized to vote in their discretion upon other business that may properly come before the meeting.

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT NOMINEES: (See instructions below) O Boyle O Stump

INSTRUCTION: To withhold authority for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:             Date:             Signature of Stockholder:             Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.